GIORDANO, HALLERAN & CIESLA
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW


                    [GIORDANO, HALLERAN & CIESLA LETTERHEAD]




DIRECT DIAL NUMBER                 DIRECT E-MAIL               CLIENT/MATTER NO.
(732) 219-5483 or (732) 219-5499   pforlenza@ghclaw.com        03826/0481


                                                                       Exhibit 5

                                  July 27, 2000

Calton, Inc.
125 Half Mile Road, Suite 206
Red Bank, New Jersey  07701

Gentlemen:

     We refer to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), filed on this date by Calton, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), to which this opinion letter is attached as an exhibit, for the registration of a maximum of 1,160,000 shares (the "Shares") of the Company's Common Stock, $.01 par value ("Common Stock"). Of the 1,160,000 Shares of Common Stock being offered pursuant to the Registration Statement, 800,000 shares are proposed to be offered and sold by the Company upon the exercise of options granted, from time to time, under the Calton, Inc. 2000 Equity Incentive Plan (the "Equity Incentive Plan"), and 360,000 shares are proposed to be issued upon the exercise of options granted pursuant to stock option agreements between the Company and certain employees of a wholly owned subsidiary of the Company (the "Option Agreements").

     We have examined the original or photostatic or certified copy of such documents, records and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified or photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company's Common Stock when issued either pursuant to the exercise of an option granted under the Equity Incentive Plan or the Option

                           GIORDANO, HALLERAN & CIESLA
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW


July 27, 2000
Page 2

Agreements, will have been duly executed on behalf of the Company and will have been countersigned by the Company's transfer agent and registered by the Company's registrar prior to their issuance.

     On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance and that upon the issuance of the Shares against payment therefor in accordance with the provisions of the Equity Incentive Plan or the Option Agreements, as the case may be, the Shares will be validly issued, fully paid and non-assessable.

     We consent to the filing of the opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                                     Very truly yours,



                                                     GIORDANO, HALLERAN & CIESLA
                                                     A Professional Corporation

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